Exhibit 99.3

AMENDMENT TO

WESTWATER RESOURCES, INC.

EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

This amendment (“Amendment”) to the Employment Inducement Incentive Award Plan (the “Inducement Plan”) of Westwater Resources, Inc., a Delaware corporation (the “Company”) is made pursuant to Section 9.1 of the Plan, effective as of May 22, 2026.

WITNESSETH THAT:

WHEREAS, the Company presently maintains the Inducement Plan for the benefit of its employees;

WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend, modify, suspend, or terminate the Plan at any time;

WHEREAS, the Plan is exempt from NYSE American rules requiring stockholder approval of “equity compensation arrangements” pursuant to the NYSE American Rule 711(a) exemption for “employment inducement grants,” and, accordingly, the Amendment shall not be submitted to the Company’s stockholders for their approval; and

WHEREAS, the Board believes it is in the best interests of the Company to amend the Inducement Plan as set forth in this Amendment.

NOW THEREFORE, the Plan is hereby amended as follows:

1.        Capitalized Terms. All capitalized terms used and not defined in this Amendment shall have the meanings given thereto in the Inducement Plan.

2.        Amendment to the Plan. Section 3.1(a) of the Inducement Plan is hereby amended to the following:

“(a)    Subject to Sections 3.1(b), 9.1 and 9.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 635,571 (the “Share Limit”). Notwithstanding the foregoing, to the extent permitted under Applicable Law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable Grant Date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.”

3.        Ratification and Confirmation. Except as specifically amended by this Amendment, the Inducement Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect.

4.        Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflicts or choice of law principles.

* * *

I hereby certify that the foregoing Amendment to the Inducement Plan was adopted by the Board of Directors of Westwater Resources, Inc. on May 22, 2026.

/s/ John W. Lawrence
John W. Lawrence
Chief Administrative Officer, General Counsel & Corporate Secretary